This Agreement (the "Agreement") is made this 22 day of September 2009 by and among Bakbone Software Incorporated, a Canadian corporation (the "Company") and VantagePoint Venture Partners IV(Q) L.P., VantagePoint Venture Partners Principals Fund IV, L.P. and VantagePoint Venture Partners IV, L.P. (collectively, "VantagePoint"). The Company and VantagePoint are each also sometimes referred to herein as a "Party" or jointly as "Parties".

In exchange for each Party's agreement to release and discharge the other from any claim or cause of action arising from the Company's nomination of six directors elected by all shareholders at the March 2009 shareholders meeting and to be elected at the 2009 AGM by all shareholders as proposed by the Company in its proxy circular dated August 19, 2009, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, each of the undersigned, intending to be legally bound, hereby agrees as follows:

  Election of Board Member. Immediately following both (i) the annual meeting of the Company's shareholders on September 15, 2009, including any adjournment or postponement thereof (the "2009 Annual Meeting") and (ii) the submission by VantagePoint to the Company of a nominee, the Company's board of directors shall elect the nominee of VantagePoint (the "VantagePoint Nominee") as director to hold office until the next annual meeting of shareholders of the Company. Concurrently with the election of the VantagePoint Nominee, VantagePoint shall consent to an increase in the size of the board of directors to nine (9) members. If the VantagePoint Nominee, once elected, resigns or is unable to serve as a director of the Company prior to the 2010 AGM (as defined below), then the Company's board of directors shall elect another nominee designated by VantagePoint, who will then be deemed the VantagePoint Nominee. VantagePoint's rights under this paragraph will terminate on the conclusion of voting by the Company's shareholders with respect to the matters addressed in Section 3 below.
  [Intentionally deleted].
  Covenants. The Company and its board of directors, as appropriate, shall duly call, issue notice of and hold the annual general meeting of shareholders following conclusion of the 2010 fiscal year and in any event, by no later than September 30, 2010 (the "2010 AGM");
    file its proxy material with the U.S. Securities and Exchange Commission ("SEC") not later than 40 days before the 2010 AGM and will use best efforts to have such materials cleared by the SEC as soon as reasonably practicable;
    propose at the 2010 AGM, or any earlier meeting of, or action by written consent of, the Company's shareholders, for approval by the Company's shareholders the amendment of the articles of continuance of the Company (the "Articles") as follows (the "Amendment"):

    Section 5(a) of the Articles be amended to read as follows:

    "(a) Voting for Directors. The holders of Series A Preferred Shares shall, voting together as a class, have the right to elect three (3) directors of the Corporation. The holders of the Common Shares, together with the holders of Series A Preferred Shares voting together on an as converted basis, shall have the right to elect the remaining directors of the Corporation. In the case of any vacancy on the Board of Directors occurring among the directors elected by a specified group of shareholders and not caused by removal, the remaining director or directors so elected by such specified group may elect a successor to hold the office for the unexpired term of such director. Any director who shall have been elected by a specified group of shareholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, (a) in the case of the directors elected by the holders of the Series A Preferred Shares, the affirmative voted of the holders of a majority of the shares of such specified group, and (b) in the case of the balance of the directors, the affirmative vote of the holders of a majority of the shares voted at a duly called meeting held to consider such action, in each case given at a special meeting of such shareholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created may be filled only by (i) in the case of the directors elected by the holders of the Series A Preferred Shares, the vote of the holders of a majority of the shares of such specified group represented at such meeting or in such consent, and (ii) in the case of the balance of the directors, the affirmative vote of the holders of a majority of the shares voted at a duly called meeting held to consider such action. In addition, notwithstanding anything to the contrary contained herein, (i) at such time as the voting rights attaching to all Series A Preferred Shares outstanding represent less than 11.36% of the voting rights attached to all outstanding Common Shares and Series A Preferred Shares, the holders of the Series A Preferred Shares shall only have the right to elect two (2) directors of the Corporation, (ii) at such time as the voting rights attaching to all outstanding Series A Preferred Shares represent less than 8.86% of the voting rights attached to all outstanding Common Shares and Series A Preferred Shares, the holders of the Series A Preferred Shares shall only have the right to elect one (1) director of the Corporation, and (iii) at such time as the voting rights attaching to all outstanding Series A Preferred Shares represent less than 6.36% of the voting rights attached to all outstanding Common Shares and Series A Preferred Shares, the holders of the Series A Preferred Shares shall not be entitled to any preferential rights in electing the directors of the Corporation."

    Section 6(i) of the Articles be amended to read as follows:

    "(i) increase the authorized number of members of the Board of Directors of the Corporation from nine (9); and"

    recommend that shareholders vote to approve the Amendment and include such recommendation in the proxy circular and other meeting materials prepared, filed and delivered to shareholders in connection with the 2010 AGM;
    use its commercially reasonable efforts to solicit proxies from shareholders for the approval of the Amendment;
    use its commercially reasonable efforts to cause each director and officer of the Company to vote their Common Shares of the Company for the approval of the Amendment; and
    include as part of the slate of director nominees proposed by the board of directors of the Company at the 2010 AGM, the VPVP Nominee, provided that if the board of directors of the Company, acting reasonably, does not approve the VPVP Nominee for nomination as contemplated herein, the board of directors shall nominate for election as a director of the Company at the 2010 AGM such other person put forth by VantagePoint in place of the VPVP Nominee.
  Canadian Residency. VantagePoint agrees that so long as VantagePoint has rights under paragraph 1 the VantagePoint Nominee, or after approval of the Amendment one of the three directors elected by the Series A Preferred Shares, will be a Canadian resident so long as (1) the board of directors has nine members, (2) applicable law requires that Canadian residents comprise at least 25% of the Company's directors, (3) only two of the directors elected by the Common and Preferred Shares together are Canadian residents, and (4) either VantagePoint has rights under paragraph 1 or the holders of Series A Preferred Shares have the right to elect three directors.
  Mutual Release. With the exception of any claims arising under this Agreement, the Company and VantagePoint release and discharge each other from any claim or cause of action arising from the Company's nomination of six directors elected by all shareholders at the March 2009 shareholders meeting and to be elected at the 2009 AGM by all shareholders as proposed by the Company in its proxy circular dated August 19, 2009.
  Representations and Warranties. The Company represents and warrants that its board of directors has approved this Agreement, that no further corporate action is required for this Agreement to be effective, and that no corporate action other than approval of the Amendment by the Company's shareholders at the 2010 AGM is required to effect the Amendment. Each Party represents that this Agreement and performance of its obligations hereunder (1) has been duly authorized, executed and delivered by that Party, (2) is a valid and binding obligation of that Party, enforceable against that Party (3) does not and will not violate any provisions of its constitutive documents or any applicable law; and (4) does not and will not contravene, conflict with or constitute a default under any provision of any indenture, agreement or other instrument applicable to that Party or its assets.
  Approvals. The Company shall seek shareholder approval of the Amendment only in compliance with U.S. and Canadian corporate and securities laws.
  Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective Parties hereto, their respective legal successors, heirs, administrators and assigns, and each of them.
  Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of choice of law).
  Enforcement. The Parties agree that damages would be an inadequate remedy for any breach or threatened breach of this Agreement, and therefore each Party shall be entitled to enforce the terms of this Agreement by way of an injunction or order for specific performance in addition to any other remedy at law or in equity.
  Miscellaneous. Each Party shall bear its own expenses in connection with this Agreement. Subject to the Company's disclosure obligations under applicable securities laws and regulations, any press release or other public announcement, statement or disclosure regarding this Agreement by either the Company or VantagePoint or their respective advisors will be subject to the prior written approval of the other Party.
  Counterparts. This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which will be an original, and all of which shall constitute one and the same Agreement, which shall be binding and effective on all Parties.
  Entire Understanding. This Agreement sets forth the entire understanding of the Parties in connection with the subject matter hereof. None of the Parties hereto has made any statement, representation, or warranty in connection herewith which has been relied upon by any other Party hereto or which has been an inducement for any Party to enter into this Agreement, except as expressly set forth herein. It is expressly understood and agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of the Parties hereto. The Parties agree that they will make no claim at any time that this Agreement has been altered or modified or otherwise changed by oral communication of any kind or character.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above:

BAKBONE SOFTWARE INCORPORATED

By:	/s/ James R. Johnson
Name: James R. Johnson Title: President and Chief Executive Officer

VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P. VANTAGEPOINT VENTURE PARTNERS IV, L.P. VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.
By: VantagePoint Venture Associates IV, L.L.C., Its General Partner

By:	/s/ Alan E. Salzman
Name: Alan E. Salzman Title: Managing Member